EX-99.B-77Q-1(a)

SUB-ITEM 77Q1(a): Amendment to Registrant's Declaration of Trust:

IVY FUNDS

Ivy European Opportunities Fund

Abolition of Class of Shares
of Beneficial Interest, Without Par Value

The undersigned, being at least a majority of the Trustees of Ivy Funds, a Massachusetts business trust (the "Fund"), acting pursuant to Article III, Section 2, of the Fund's Declaration of Trust dated December 21, 1983, as amended and restated on December 10, 1992, hereby abolish Class I shares of Ivy European Opportunities Fund, and the establishment and designation thereof, there being no shares of such class currently outstanding.

Dated: August 16, 2006

/s/Jarold W. Boetcher	/s/Glendon E. Johnson, Jr.
Jarold W. Boettcher, as Trustee	Glendon E. Johnson, Jr., as Trustee

/s/James D. Gressett	/s/Eleanor B. Schwartz
James D. Gressett, as Trustee	Eleanor B. Schwartz, as Trustee

/s/Joseph Harroz, Jr.	/s/Michael G. Smith
Joseph Harroz, Jr., as Trustee	Michael G. Smith, as Trustee

/s/Henry J. Herrmann	/s/Edward M. Tighe
Henry J. Herrmann, as Trustee	Edward M. Tighe, as Trustee